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                                                                    EXHIBIT 4.12

English Translation of:

This Commercial Lease Agreement is entered into in Seville this 25th day of February 2005, BY AND BETWEEN:

MR. INIGO SOTO GARCIA JUNCO, of legal age, married, resident in Seville, domiciled for the purposes of this agreement at Paseo Cristobal Colon, 26, Seville, with National Identity Card (D.N.I.) number 2617733-B, and acting on behalf of PREVISION ESPANOLA, SOCIEDAD ANONIMA DE SEGUROS Y REASEGUROS with T.I.N. A-41003864, as well as on behalf of SUR, S.A. DE SEGUROS Y REASEGUROS with T.I.N. A-41003906 and registered address at Paseo de Cristobal de Colon, 26, as its legal representative.

AND:

MR. ENRIQUE RODRIGUEZ IZQUIERDO acting on behalf of TELVENT SERVICIOS COMPARTIDOS, S.A., whose registered address is Valgrande, 6, Madrid and with T.I.N. A-83048553 as its legal representative by virtue of the power of attorney granted before the Notary Public of Madrid, Mr. Juan Alvarez-Sala Walther, with the number 3,484 of his protocol files.

Both parties do hereby mutually recognize their sufficient legal capacity to enter into this agreement and freely,

WITNESSETH:

A) WHEREAS, PREVISION ESPANOLA, S.A. de Seguros y Reaseguros and SUR, S.A. de Seguros y Reaseguros (hereinafter the "Landlord") are the owners of modules 101 to 106 and modules 201 to 226 of the Terfa Building located at Ronda de Tamarguillo, 29, Seville. The aforementioned modules are comprised of the following surface areas:

Module 101 has a total surface area of 268.41 m(2); Module 102 has a total surface area of 83.38 m(2); Module 103 has a total surface area of 118.34 m(2); Module 104 has a total surface area of 150.66 m(2); Module 105 has a total surface area of 176.28 m(2); Module 106 has a total surface area of 252.68 m(2); Module 201 has a total surface area of 305.50 m(2); Module 202 has a total surface area of 83.38 m(2); Module 203 has a total surface area of 118.34 m(2); Module 204 has a total surface area of 150.66 m(2); Module 205 has a total surface area of 175.55 m(2); Module 206 has a total surface area of 184.53 m(2); Module 207 has a total surface area of 190.87 m(2); Module 208 has a total surface area of 190.87 m(2); Module 209 has a total surface area of 182.14 m(2); Module 210 has a total surface area of 178.16 m(2); Module 211 has a total surface area of 273.39 m(2); Module 212 has a total surface area of 237.05 m(2); Module 213 has a total surface area of 297.37 m(2); Module 214 has a total surface area of 133.24 m(2); Module 215 has a total surface area of 131.49 m(2); Module 216 has a total surface area of 140.65 m(2); Module 217 has a total surface area of 271.06 m(2); Module 218 has a total surface area of 179.67 m(2); Module 219 has a total surface area of 171.93 m(2); Module 220 has a total surface area of 167.40 m(2); Module 221 has a total surface area of 169.67 m(2); Module 222 has a total surface area of 182.48 m(2); Module 223 has a total surface area of 377.47 m(2); Module 224 has a total surface area of 254.58 m(2); Module 225 has a total surface area of 132.17 m(2); and Module 226 has a total surface area of 196.22 m(2).

B) WHEREAS, TELVENT SERVICIOS COMPARTIDOS, S.A. (hereinafter the "Tenant") is interested in leasing the aforementioned modules.

NOW, THEREFORE, LANDLORD AND TENANT DO HEREBY COVENANT, CONTRACT AND AGREE AS
FOLLOWS:

1.- The premises leased shall be solely and exclusively destined for the offices of Telvent Servicios Compartidos, S.A.; Telvent Energia y Medio Ambiente; Telvent Outsourcing; and Abencor, and shall be directly used by Tenant. Any insurance activity is expressly forbidden hereby, and any changes of activity shall not be permitted without the owners' authorization.

Landlord, nonetheless, hereby authorizes the use of said premises by companies belonging to Abengoa, considering as such any companies in whose capital Abengoa may hold a stake, including temporary joint

                     [bears illegible signature]     [bears illegible signature]
                                                                        Telvent
                                                     Servicios Compartidos, S.A.

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ventures. Should this be the case, Landlord hereby waives its legal entitlement to a rent rise, without it being construed as unauthorized assignment, subleasing or conveyance.

Tenant undertakes to perform the activities to be carried out in the premises pursuant to the provisions set forth in prevailing legislation, as well as in Municipal and Regional Authority (Comunidad Autonoma) Ordinances.

Tenant shall therefore be solely responsible for obtaining any permits and authorizations that may be required by such regulations. Should this not be the case, this agreement shall be terminated upon Landlord's or Tenant's request. In either case, (should one party or the other request termination), Tenant shall be entitled to charge for any monthly rent due up to that moment, as set forth in Clause 3, in addition to three additional months' rent as compensation for damages.

Tenant hereby states that it is aware of the Legal situation and prevailing Town Planning Regulations that are applicable to the property, as well as of the characteristics and state of upkeep of the premises and the administrative uses which are allowed.

Tenant hereby states that it has received the aforementioned premises in perfect state of use and that the fixtures and fittings inherent to it, such as glazing, locks, door knobs, etc., are in normal working order. Tenant likewise states that existing connections to utilities, along with their piping/wiring with which the building is equipped are in normal working order.

Tenant shall be held solely liable for any damages caused to people or property that may directly or consequentially result from the performance of its activities or arise from the improper use of facilities. Compensation for consequential damages and loss of profit shall be expressly excluded.

2.- This agreement shall have a term of 6 years, starting from January 1, 2005 and ending on December 31, 2010, the day in which the premises must be handed over free and unoccupied to the owners.

Notwithstanding the foregoing, the agreement shall be construed to have been extended for additional one-year periods for up to a maximum of two years if six months' prior notice thereof is given by either of the parties.

Should Tenant vacate the premises before the end of the first four years of the agreement's term, it shall be obliged to pay Landlord the outstanding monthly rent up to the end of the first four years, that is to say up to December 31, 2008, as compensation for damages.

3.- The rental price is hereby set at 5.50 euros per square meter. Consequently, the annual rent is hereby set at FOUR HUNDRED FOUR THOUSAND THREE HUNDRED AND SIXTY-TWO EUROS AND NINETY-TWO CENTS, which amounts to THIRTY-THREE THOUSAND SIX HUNDRED AND NINETY-SIX EUROS AND NINETY-ONE CENTS per month.

The rent, legal rises and increases and the building's costs and services shall be paid one month in advance, within the first five days of each month.

This lease is subject to V.A.T. and, as a result, the corresponding amount of V.A.T. due according to the legally prevailing rate at any one time shall be automatically added to the rent. This amount shall be broken down from any other items, and each monthly rent receipt shall serve as an invoice.

A standing order shall be set up in the Tenant's name to pay for the monthly rent at the BSCH (0049) Francisco Gervas, 2, Alcobendas (Madrid) branch (1812), DC (80), account number: 2310661980.

Tenant shall incur any bank charges resulting from returned rental payments.

Tenant shall duly notify Landlord should any changes be made to the standing order.

The rent shall be reviewed to adjust it to any variations in the consumer price index as set by the National Institute of Statistics (Instituto Nacional de Estadistica) or a similar Official Agency once two years have elapsed, that is to say on January 1, 2007, and on the same day in succeeding years. The rent shall be

                     [bears illegible signature]     [bears illegible signature]
                                                                        Telvent
                                                     Servicios Compartidos, S.A.

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increased or reduced, as the case may be, and in order to do so, issuing an invoice with the new amount shall be deemed sufficient.

The review shall take effect as of the same month even though the review or the publication of the official indexes may be delayed. The reviewed rent of the previous period shall be taken as the basis of any successive rent reviews, unless legal provisions should establish otherwise. Under no circumstances shall a delay in applying a rent review be deemed as a waiver or expiry thereof.

4.- Tenant shall be obliged to pay the whole amount of Property Tax (Impuesto sobre Bienes Inmuebles) corresponding to the leased premises. Should the tax liability not be broken down, it shall be divided in proportion to the surface area of each dwelling or premises. Tenant shall likewise pay for the proportional part of any rates, duties, taxes and increases thereof it may be responsible for, as well as for any new taxes that the State, Regional Authority, Provincial Authority, Local Authority or any other Official Corporation may levy on the property or on the leased premises, or that may affect them.

5.- Tenant shall pay for the proportional part of the cost of using and repairing the building's common facilities, elements and services that form part of the leased premises, including the costs of maintaining a porter should there be one, which are hereby excluded from the rent agreed upon herein. Such costs must be paid over and above the rent. Not paying the aforementioned costs and other services and supplies shall generate the same effects as not paying the rent. The settlement of said costs shall be done in the month of January.

Tenant expressly waives the provisions set forth in Article 30, in relation to
Article 21 of the Urban Leases Law (Ley de Arrendamientos Urbanos) and therefore undertakes to make any repairs that may be needed to maintain the premises in an state fit enough to serve for the uses agreed upon herein. Additionally, Tenant shall not be entitled to suspend the agreement or withdraw from it while such repairs are being executed, neither shall it be entitled to any compensation, nor to reduce or stop payment of the rent.

If, as a result of the foregoing paragraph, it may be necessary to make any modifications to either the general facilities of the building or the facilities that are specific to the leased premises, the cost of such modifications shall be wholly incurred by Tenant and it shall request Landlord to grant it the relevant authorization.

The upkeep, repair and replacement of the services, facilities and utilities, especially all the drains, blockages, piping, fixtures, fitting, etc. shall always be the sole responsibility of Tenant, who must request Landlord for the relevant authorizations to effectuate such actions. Tenant shall also be held liable for any damages that may be caused to the premises it leases.

Concerning refurbishment works, Tenant shall be obliged to bear with the execution of such works pursuant to Article 22 of the Urban Leases Law.

The rent shall not include the costs arising from the consumption of individualized utilities such as water, gas, electricity, telephone etc., which must be wholly paid for by Tenant to the utility companies. Tenant shall pay for all consumption, expenses and outlays such utilities may generate, as well as for any acquisition, registration, maintenance, repair, replacement or cancellation costs of their corresponding metering devices.

6.- Tenant may execute any works that may be necessary to perform it activities within the premises. For any other kind of works, Tenant must obtain Landlord's authorization. In any event, any works thus authorized, along with their corresponding licenses shall be the sole responsibility of Tenant and shall be to the benefit of the property, without Tenant being entitled to receive compensation or to claim for them.

Likewise, Tenant shall be held liable for any damages caused to the property or to third parties resulting from the works authorized by this clause; consequential damages and loss of profit are expressly excluded.

Pursuant to Article 6 of the Terfa Office Building's Articles of Condominium, Tenant shall facilitate the execution of refurbishment works needed for the service elevator located between pillars E, F, 28 and 29

                     [bears illegible signature]     [bears illegible signature]
                                                                        Telvent
                                                     Servicios Compartidos, S.A.

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to reach the second floor, as long as they do not weaken the nature and resistance of the building materials used.

Furthermore, the owner of the aforementioned service elevator, situated in the adjoining building, has granted the following easements:

      - Permanent easement for the passage of people, vehicles and goods from the outside of the building to the service elevator's entry point through the hypermarket's goods courtyard.

      - Permanent easement for the use of the service elevator to the goods and accompanying personnel areas.

Telvent Servicios Compartidos, S.A. shall have to leave the corresponding part of the works in their original state upon termination of the agreement.

7.- Upon the termination of this agreement, Tenant undertakes to return the leased modules with the dividing walls and facilities so that each of them may be used on an individual basis.

Notwithstanding the foregoing paragraph, the parties hereby agree that all the reusable goods installed by Tenant to perform its activities may be removed by Tenant once the agreement has terminated, including but not limited to the telephone system, air-conditioning devices, infrastructure security systems, data network and access controls.

8.- Tenant expressly waives the provisions set forth in Article 32 of the prevailing Urban Leases Law and is therefore prohibited from subleasing the premises, either wholly or partly, or from transferring or ceding the leased premises without having received Landlord's irrefutable prior written consent.

The breach of this clause by Tenant shall be sufficient cause for the agreement's termination.

9.- The placing of fluorescent signs or advertising either on the facade or inside the building facing the street is prohibited. Nonetheless, a plaque may be placed on the wall next to the offices' access door, but never on the wooden door.

10.- Landlord reserves the right to visit the premises, either personally or through people it may designate or who represent it, whenever it may deem fit to ensure that the terms and conditions set forth herein are being performed and to determine whether any works may be necessary.

11.- Tenant delaying the payment of any amounts arising from this agreement will generate the obligation of paying interest in favor of Landlord amounting to 1.5% per month from the date such payments should have been made until the outstanding amounts are actually paid out. The foregoing shall be without prejudice to any legal action Landlord may take, and Tenant shall be held liable for any legal costs arising thereof - including attorneys' and procurators' fees
- should such action be successful.

12.- Tenant hereby waives all the benefits granted to it by the prevailing Urban Leases Law concerning its right of redemption or pre-emption, and its right to contest. Tenant likewise waives its right to any possible compensation it may be entitled to pursuant to the provisions set forth in Article 34 of the aforementioned Law.

13.- Tenant hands over to Landlord the amount of SIXTY-SEVEN THOUSAND NINE HUNDRED AND THREE EUROS AND EIGHTY-TWO CENTS, equivalent to two months' rent as a security deposit, upon the execution of this agreement pursuant to the provisions of the prevailing Urban Leases Law. Said deposit shall be returned to Tenant upon termination of this agreement once it has performed the stipulations arising from this agreement to Landlord's satisfaction and to which it is bound. Tenant shall lose the right of recovering said security deposit should Landlord for any reason bring eviction proceedings against it as remedy for damages.

IN WITNESS WHEREOF, both parties have hereunto set their hand in duplicate in the place and at the date first mentioned above.

                     [bears illegible signature]     [bears illegible signature]
                                                                        Telvent
                                                     Servicios Compartidos, S.A.

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LANDLORD                                                       TENANT

[bears illegible signature]                          [bears illegible signature]

                     [bears illegible signature]     [bears illegible signature]
                                                                         Telvent
                                                     Servicios Compartidos, S.A.